NEITHER THIS WARRANT NOR THE SECURITIES INTO WHICH THIS WARRANT IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

IN ADDITION, THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED, OR BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT, OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF SUCH SECURITIES BY ANY PERSON, UNTIL AUGUST 9, 2011, EXCEPT IN ACCORDANCE WITH FINRA RULE 5110(G)(2).

GREYHOUND COMMISSARY, INC.

PLACEMENT AGENT WARRANT

Initial Holder: [____________]	Original Issue Date: February 9, 2011 No. of Shares Subject to Warrant: [___] Exercise Price Per Share: $1.15 Expiration Time: 5:00 p.m., New York time, on February 9, 2014

Greyhound Commissary, Inc., a Nevada corporation (the “Company”), hereby certifies that, for value received, the Initial Holder shown above, or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to the number of shares of its common stock, par value $0.001 per share (the “Common Stock”), shown above (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at the exercise price shown above (as may be adjusted from time to time as provided herein, the “Exercise Price”), at any time and from time to time on or original issue date indicated above (the “Original Issue Date”) and through and including the expiration time shown above (the “Expiration Time”), and subject to the following terms and conditions:

1.           Definitions.  In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement, dated as of February 9, 2011 (the “SPA”), by and among the Company, the Initial Holder and the other parties thereto.

2.           List of Warrant Holders.  The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the Initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder from time to time).  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.           List of Transfers; Restrictions on Transfer.  The Company shall register any transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant.

4.           Exercise and Duration of Warrant.

(a)         All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant at any time and from time to time on or after the Original Issue Date and through and including the Expiration Time.  Subject to any required notices to be delivered to the Holder pursuant to the terms hereof, at the Expiration Time, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and shall no longer be outstanding.

(b)         The Holder may exercise this Warrant by delivering to the Company: (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment by wire transfer of immediately available funds to an account designated by the Company of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (a “Cash Exercise”) or pursuant to the Cashless Exercise procedure specified in Section 4(c) below.  The date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”  The Holder shall be required to deliver the original Warrant in order to effect an exercise hereunder.  Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

(c)         The Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) – (A x C)
                                       B

For purposes of the foregoing formula:

A = the total number of shares of Common Stock with respect to which this Warrant is then being exercised.

B = the Closing Sale Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C = the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

“Closing Sale Price” means, for the Common Stock as of any date, the last closing bid price and last closing trade price, respectively, for such security on the OTC Bulletin Board (the “Principal Market”), as reported by Bloomberg Financial Markets (“Bloomberg”), or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

(d)             The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant pursuant to the terms hereof.

(e)             Under no circumstances will the Company be required to net cash settle the Warrants, the exercise of the Warrants or the Common Stock issuable upon the exercise of the Warrants.

5.           Delivery of Warrant Shares.

(a)         Upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends.  “Trading Day” shall mean a date on which the Company’s Common Stock trades on its principal trading market.  The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date.  The Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust and Clearing Corporation.  If as of the time of exercise the Warrant Shares constitute restricted or control securities, the Holder, by exercising, agrees not to resell them except in compliance with all applicable securities laws.

(b)         To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(c)         If the Company fails to cause its transfer agent to transmit to the Holder a certificate or the certificates (either physical or electronic) representing the Warrant Shares pursuant to the terms hereof by applicable delivery date, then, the Holder will have the right to rescind such exercise.

6.           Charges, Taxes and Expenses.  Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.           Replacement of Warrant.  If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.           Reservation of Warrant Shares.  The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

9.           Certain Adjustments to Exercise Price.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)          Adjustments for Stock Splits and Combinations and Stock Dividends.  If the Company shall at any time or from time to time after the date hereof, effect a reverse or forward stock split of any kind or combination of the outstanding Common Stock or pay a stock dividend in shares of Common Stock, then the Exercise Price shall be proportionately adjusted.  Any adjustments under this Section 9(a) shall be effective at the close of business on the date the stock split or combination becomes effective or the date of payment of the stock dividend, as applicable.

(b)          Merger Sale, Reclassification, etc.  In case of any: (i) consolidation or merger (including a merger in which the Company is the surviving entity), (ii) sale or other disposition of all or substantially all of the Company’s assets or distribution of property to shareholders (other than distributions payable out of earnings or retained earnings), or reclassification, change or conversion of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Holder of this Warrant, upon the exercise hereof at any time thereafter shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consolidation, merger, sale or other disposition, reclassification, change, conversion or reorganization, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto.

(c)          Adjustments for Issuance of Additional Shares of Common Stock.

(i)          In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (other than pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the issuance date of this Warrant) (“Additional Shares of Common Stock”), at a price per share less than the Exercise Price then in effect or without consideration, then the Exercise Price upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Exercise Price then in effect by a fraction:

(A)          the numerator of which shall be equal to the sum of (1) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (2) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the Exercise Price then in effect, and

(B)          the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

(ii)          The provisions of paragraph (i) of Section 9(c) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided elsewhere in this Section 9).  No adjustment of the number of Shares for which this Warrant shall be convertible shall be made under this clause (ii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents pursuant to the other provisions of this Section 9.

(iii)          Issuance of Common Stock Equivalents.  The provisions of this Section 9(c) shall apply if (A) the Company, at any time after the issuance date of this Warrant, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Convertible Notes, or (B) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Exercise Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Exercise Price in effect at the time of such amendment or adjustment, then the applicable Exercise Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (c)(i) of this Section 9.  No adjustment shall be made to the Exercise Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Exercise Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(d)          Other Events. In the event that the Company (or any Subsidiary thereof) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the number of Warrant Shares (if applicable) so as to protect the rights of the Holder; provided, however, that no such adjustment pursuant to this paragraph will change the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 9.

10.           No Fractional Shares.  No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by the applicable Trading Market on the Exercise Date.

11.           Notices.  Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be delivered in accordance with the procedures set forth in Section 9.2 of the SPA.

12.           Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent.  Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

13.           Demand Registration Rights.  At any time after December 31, 2011, the Company, upon written demand (“Initial Demand Notice”) of Holder(s) of at least 51% of the Warrant Shares (“Majority Holders”), agrees to register on one occasion, all of the Warrant Shares held by the Majority Holders (collectively the “Registrable Securities”). On such occasion, the Company will file a registration statement (on Form S-1 or Form S-3 if available) covering the Registrable Securities within sixty (60) days of receipt of the Demand Notice (“Filing Period”) and use its commercially reasonable efforts to have the registration statement declared effective promptly following such filing.

14.           Piggyback Registration Rights.  In addition to the demand registration right set forth in Section 13, if at any time the Company proposes file a registration statement with respect to its equity securities for its own account or for the account of any holder of its securities other than Registrable Securities, on a form that would permit registration of Registrable Securities for sale to the public under the Securities Act, then prior to such filing the Company will give written notice to the Holder of its intention to do so, and upon the written request of a Holder or Holders given within 20 days after the Company provides such notice (which request will state the intended method of disposition of such Registrable Securities), the Company will use its reasonable best efforts to cause all Registrable Securities that the Company has been requested to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder(s); provided that, the Company will have the right, with prior written notice to the Holder(s), to postpone or withdraw any registration initiated by the Company pursuant to this Section 14 without obligation to any Holder.

15.           Registrations Generally.

(a)             The Holder will take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Registrable Securities in such Public Offering, including, without limitation, being party to the underwriting agreement entered into by the Company and any other Holders in connection therewith; provided, however, that the aggregate amount of any liability of the Holder pursuant to such underwriting or other agreement will not exceed the Holder’s net proceeds from such offering.  In addition, the Holder will furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing.

(b)             Notwithstanding any other provision of this Agreement, if the managing underwriter determines that the inclusion of all Registrable Shares requested to be registered in an underwritten offering would adversely affect the offering, the Company may limit the number of Registrable Shares to be included in the Registration Statement for such offering.  If the registration has been requested by the Holders pursuant to Section 13 hereof, the number of shares that are entitled to be included in the registration and underwriting will be allocated in the following manner: (a) first, shares of Company equity securities, other than Registrable Shares, requested to be included in such registration by shareholders will be excluded, (b) second, shares of Company equity securities that the Company desires to include in such registration will be excluded and (c) third, Registrable Shares requested to be included in such registration by the Holders will be excluded.  If the registration has been initiated other than pursuant to Section 13 hereof, the number of shares that are entitled to be included in the Registration Statement for such offering will be allocated in the following manner: (x) first, shares of Company equity securities, other than Registrable Shares, requested to be included in such registration by shareholders will be excluded, (y) second, Registrable Shares requested to be included in such registration by Holders will be excluded and (z) third, shares of Company equity securities that the Company desires to include in such registration will be excluded.  To the extent that the underwriters do not deem it necessary to exclude all of the shares requested to be registered by any category of shareholders contemplated above, the number of shares that may be included in the registration will be allocated to the members of such category requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (assuming conversion of any convertible securities held by such shareholders) that they held at the time the Company gives the notice specified in Section 13 or 14.

(c)             The Company hereby agrees to pay all expenses (other than underwriting discounts, selling commissions and applicable transfer taxes, if any) in connection with all registrations effected pursuant to this Warrant.  The Company, however, shall not be required to pay for any expenses of a registration requested pursuant to Sections 13 or 14 hereof if the registration request is withdrawn at any time at the request of the Majority Holders or Holder(s) to be included in such registration (in which case all participating Holders shall bear such expenses).

(d)             The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Holder, its stockholders, officers, directors, counsel, agents, representatives and each person who controls the Holder and its and their affiliates against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and costs of investigation) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement or any amendment or supplement thereto covering the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except as set forth in Section 15(e).

(e)             The Holder agrees to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its stockholders, officers, directors, counsel, agents, representatives and each person who controls the Company and its and their affiliates against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and costs of investigation) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement or any amendment or supplement thereto covering the Registrable Securities, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in, or relates to, any information furnished by the Holder to the Company that is included in  any registration statement or any amendment or supplement thereto covering the Registrable Securities.

16.           Miscellaneous.

(a)             This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.  This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(b)             Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the County of New York, New York.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO (INCLUDING ITS AFFILIATES, AGENTS, OFFICERS, DIRECTORS AND EMPLOYEES) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)             The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)             In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e)             Prior to exercise of this Warrant, the Holder hereof shall not, by reason of by being a Holder, be entitled to any rights of a stockholder with respect to the Warrant Shares.

(f)             No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Placement Agent Warrant to be duly executed by its authorized officer as of the date first indicated above.

GREYHOUND COMMISSARY, INC.

By:
Name: Guixiong Qiu
Title: President, CEO and Chairman